EXHIBIT 5.1

OPINION OF HONIGMAN MILLER SCHWARTZ AND COHN LLP

[HONIGMAN MILLER SCHWARTZ AND COHN LLP LETTERHEAD]

September 10, 2010

TriMas Corporation

39400 Woodward Avenue

Suite 130

Bloomfield Hills, Michigan 48304

Ladies and Gentlemen:

We have represented TriMas Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of an additional 1,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”), to be issued pursuant to awards under the TriMas Corporation 2006 Long Term Equity Incentive Plan (the “Plan”).

Based upon our examination of the Registration Statement and such other documents and matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized by the Company and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

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